                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               Elecsys Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    28473100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 2, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]        Rule 13d-1(b)
         [X  ]        Rule 13d-1(c)
         [   ]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 (the "Act") or otherwise subject to the liabilities of that section of the
Act, but shall be subject to all other provisions of the Act (however, see the
Notes).

                                  Page 1 of 8

CUSIP No.  28473100

---------- ---------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

           Karl B. Gemperli
---------- ---------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

           (a) [     ]

           (b) [     ]

           (See Instructions)
---------- ---------------------------------------------------------------------

    3      SEC USE ONLY
---------- ---------------------------------------------------------------------

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
---------- ---------------------------------------------------------------------

                             5   SOLE VOTING POWER

                                 437,345
                            ----------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY      6   SHARED VOTING POWER
  EACH REPORTING PERSON
           WITH                  10,000
                            ----------------------------------------------------

                             7   SOLE DISPOSITIVE POWER

                                 437,345
                            ----------------------------------------------------

                             8   SHARED DISPOSITIVE POWER

                                 10,000
---------- ---------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 447,345
---------- ---------------------------------------------------------------------

   10      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
           (See Instructions)
                                 Not Applicable
---------- ---------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 13.5%
---------- ---------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                 IN
---------- ---------------------------------------------------------------------

                                  Page 2 of 8

Item 1(a).    Name of Issuer:

         Elecsys Corporation

Item 1(b).    Address of Issuer's Principal Executive Offices:

         15301 West 109th Street Lenexa, Kansas 66219

Item 2(a).    Name of Persons Filing:

         Karl B. Gemperli

Item 2(b).    Address of Principal Business Office or, if None, Residence:

         15301 West 109th Street Lenexa, Kansas 66219

Item 2(c).    Citizenship:

         United States Citizen

Item 2(d).    Title of Class of Securities:

         Common stock, par value $0.01 per share

Item 2(e).    CUSIP Number:

         28473100

Item 3. If This Statement is Filed Pursuant to Rules 13d-1(b) or 13d-2(b), Check
Whether the Person Filing is a:

         (a)  [   ]   Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)

         (b)  [   ]   Bank as defined in Section 3(a)(6) of the Act (15
                      U.S.C. 78c)

         (c)  [   ]   Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

         (d)  [   ]   Investment  company  registered  under Section 8 of the  Investment  Company Act of 1940
                      (15 U.S.C. 80a-8)

         (e)  [   ]   An investment adviser in accordance with ss.
                      240.13d-1(b)(1)(ii)(E)

         (f)  [   ]   An employee benefit plan or endowment fund in
                      accordance with ss. 240.13d-1(b)(1)(ii)(F)

         (g)  [   ]   A parent holding company or control person in
                      accordance with ss.240.13d-1(b)(1)(ii)(G)

         (h)  [   ]   A savings  association as defined in Section 3(b) of the Federal  Deposit  Insurance Act
                      (12 U.S.C. 1813)

                                  Page 3 of 8

         (i) [   ]    A church plan that is excluded from the definition of
                      an investment company under Section 3(c)(14) of the
                      Investment Company Act (15 U.S.C. 80a-3)
         (j) [   ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

Item 4.  Ownership:

         (a) Amount beneficially owned: 447,345 shares

         (b) Percent of class: 13.5%

          (c) Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote: 437,345 shares

              (ii)  Shared power to vote or direct the vote: 10,000 shares

              (iii) Sole power to dispose or to direct the disposition of:
                    437,345 shares

              (iv)  Shared power to dispose or to direct the disposition of:
                    10,000 shares

Item 5.  Ownership of Five Percent or Less of a Class:

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being
         Reported on By the Parent Holding Company:

         Not Applicable

Item 8.  Identification and Classification of Members of the Group:

         Not Applicable

Item 9.  Notice of Dissolution of Group:

         Not Applicable

Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Page 4 of 8

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   June 4, 2004

                                             /s/ Karl B. Gemperli
                                             -----------------------------------
                                             Karl B. Gemperli